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                                                                  EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the use in this Registration Statement of Silverleaf Resorts, Inc., relating to $75,000,000 aggregate principal amount of Senior Subordinated Notes due 2008 of Silverleaf Resorts, Inc. on Form S-1, of our report dated February 24, 1998 (March 6, 1998 as to the last two paragraphs of Note 15), appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to us under the headings "Summary Consolidated Historical Financial, Operating and Pro Forma Information," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Consolidated Historical Financial and Operating Information" and "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP


Dallas, Texas
March 6, 1998